EX-99.13a

                          JNL SEPARATE ACCOUNT III
                     SCHEDULE OF CALCULATION OF PERFORMANCE


Total Return:

Standardized
The following example illustrates the total return for the JNL/Oppenheimer Global Growth Division of a hypothetical
Contract invested in the JNL/Oppenheimer Global Growth
Series of the JNL Series Trust from the date the Portfolio as first available for investment through June 30, 2001:

Hypothetical $1,000 initial investment on May 14, 2001............       $1,000
Ending redeemable value of the investment June 30, 2001
         (after deferred sales charge and contract
         maintenance charge)......................................       $1,004
Total return for the period is the difference between the
         ending redeemable value and the hypothetical $1,000
         initial investment divided by the hypothetical
         $1,000 initial investment; the result is expressed
         in terms of a percentage (For example, 2 equals
         200%)....................................................        0.42%

Non Standardized
The following example illustrates the total return for the
JNL/Oppenheimer Global Growth Division of a hypothetical
Contract invested in the JNL/Oppenheimer Global Growth
Series of the JNL Series of the JNL Series Trust from the
date the Series was first available for investment through
June 30, 2001:
Hypothetical $10,000 initial investment on May 1, 2001............      $10,000
Ending redeemable value of the investment on June 30, 2001........       $9,643
Total return for the period is the difference between the
         ending redeemable value and the hypothetical
         $10,000 initial investment divided by the
         hypothetical $10,000 initial investment; the result
         is expressed in terms of a percentage (For example,
         2 equal 200%)............................................      (3.57)%